Exhibit 99

FOR IMMEDIATE RELEASE

March 3, 2014

Contact:	Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION ANNOUNCES APPOINTMENT OF LINDA L. ADAMANY TO ITS BOARD OF DIRECTORS

New York, New York – March 3, 2014 - Leucadia National Corporation (NYSE: LUK) announced today that the Board of Directors of Leucadia has elected Linda L. Adamany to the Board of Directors.

Ms. Adamany is a member of the board of directors of AMEC plc, as well as the chair-elect of the board’s ethics committee. AMEC plc is an engineering, project management and consultancy company listed on the London Stock Exchange that services the global oil and gas, minerals and metals, clean energy, environment and infrastructure markets. Ms. Adamany is also a member of the board of directors of Coeur Mining, Inc., as well as the chair of its audit committee. Coeur Mining, Inc. is the largest U.S.-based primary silver producer and a growing gold producer listed on the New York and Toronto Stock Exchanges. Ms. Adamany is a former member of the board of directors of National Grid plc.

Ms. Adamany enjoyed a 27-year career with BP plc, most recently serving as a member of the Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc’s $45 billion Refining & Marketing business segment. Ms. Adamany is a Certified Public Accountant and received a B.Sc. in Business Administration with a major in Accounting, magna cum laude, from John Carroll University and has also undertaken post-graduate study at Harvard, Cambridge and Tsinghua universities.

Richard B. Handler, Chief Executive Officer, and Brian P. Friedman, President, stated: “We are delighted that Linda is joining our Board of Directors and look forward to working closely with her. Linda’s extensive and global background, expertise and skills will complement those of our other Board members, and will provide us with a wealth of knowledge and experience.”